Exhibit 10.36

CB AGENT SERVICES LLC
C/O COLBECK CAPITAL MANAGEMENT
888 SEVENTH AVENUE
29TH FLOOR
NEW YORK, NY 10106

PERSONAL AND CONFIDENTIAL

June 24, 2016

Rimini Street, Inc.
3993 Howard Hughes Parkway, Suite 500
Las Vegas, NV 89169 USA

Consulting Services

Ladies and Gentlemen:

1.          We are pleased to confirm the arrangements under which Rimini Street, Inc. (the “Company”) is engaging CB Agent Services LLC (“Colbeck”) as a consultant to assist the Company in respect of general business and financial strategy, corporate structure, and long term strategic planning.

2.          The consideration for such consulting services will be (i) warrants to purchase Class A Common Stock of the Company as further provided in that certain Warrant Purchase Agreement, dated as of the date hereof (the “Effective Date”), by and between the Company and Colbeck and (ii)(A) an annual fee of $2,000,000 for each of the four (4) consecutive 365-day periods commencing on the Effective Date (each such annual fee, the “Annual Fee” and the first date of each annual period, the “Annual Payment Date”).

The Annual Fees shall be payable in advance in cash on each Annual Payment Date, with the first such Annual Fee payable on the date hereof.  The Company also agrees to reimburse, without duplication, Colbeck monthly (and upon termination of Colbeck’s services pursuant to this Letter Agreement), within 10 days of receipt by the Company of an invoice therefor, for Colbeck’s reasonable and documented out-of-pocket expenses, including, without limitation, travel expenses and the reasonable and documented fees and disbursements of Colbeck’s attorneys, plus any sales, use or similar taxes arising in connection with any services provided under this letter (this “Letter Agreement”), provided, however, that in no event shall the Company be obligated hereunder to reimburse Colbeck for fees and expenses reimbursed to Colbeck by the Company pursuant to any other agreement or arrangement.  The Annual Fees do not affect or otherwise reduce the fees or reimbursable expenses otherwise payable to Colbeck and/or its affiliates in connection with its role as arranger of, and/or agent and/or lender under, any credit facilities of the Company.  All payments pursuant to this Letter Agreement will be treated by the parties as payments for services rendered by Colbeck to the Company, unless otherwise required by a taxing authority.  Colbeck will provide to the Company a valid Internal Revenue Service Form W-9 or other tax documentation reasonably acceptable to the Company sufficient to establish that U.S. withholding and backup withholding in respect of such payments for services is not required under applicable law.

3.          If on a particular Annual Payment Date occurring after the date hereof greater than 50% of the maximum principal amount of Loans funded under the Financing Agreement (measured since the Effective Date) has been repaid to the Lenders thereunder in cash, the Annual Fee due on such Annual Payment Date shall be equal to the product of (x) $2,000,000 multiplied by (y) the quotient of (i) the principal amount of Loans outstanding under the Financing Agreement on such Annual Payment Date divided by (ii) the maximum principal amount of Loans funded under the Financing Agreement (measured since the Effective Date).

“Financing Agreement” means that certain Financing Agreement, dated as of the date hereof, among the Company, each subsidiary of the Company listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, Cortland Capital Market Services LLC, as collateral agent and administrative agent for the lenders and Colbeck, as origination agent for the lenders, as amended, amended and restated, supplemented or otherwise modified from time to time.

4.          Promptly upon a Trigger Event, the Company shall pay to Colbeck a fee of $14,000,000, due and payable in full in cash within 3 business days of such Trigger Event (the “Exit Fee”).  For purposes of this letter agreement, “Trigger Event” means the earliest of (a) the Final Maturity Date (as defined in the Financing Agreement), (b) the Termination Date (as defined in the Financing Agreement), (c) the acceleration of the Obligations (as defined in the Financing Agreement) in accordance with Section 9.01 of the Financing Agreement, including as a result of the commencement of an Insolvency Proceeding (as defined in the Financing Agreement), (d) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to the collateral agent under the Financing Agreement, for the account of the Lenders in full or partial satisfaction of the Obligations, (e) the termination of the Financing Agreement for any reason and (f) the termination of this Letter Agreement by the Company for any reason.  The obligation of the Company to pay Colbeck the Exit Fee upon a Trigger Event pursuant to this Section 4 shall survive the termination of this Letter Agreement and the obligation to pay the Exit Fee shall be effective without regard to the basis of such termination.

5.          Our services and this Letter Agreement may be terminated by the Company or Colbeck at any time with or without cause effective upon three Business Days’ after receipt of written notice to that effect (or such later effectiveness as may be identified in such notice).  If this Letter Agreement is terminated for any reason, the Company shall continue to be required to (i) reimburse Colbeck’s reasonable and documented out-of-pocket expenses incurred through the date of termination as provided herein and (ii) pay the total Annual Fees incurred prior to the date of termination as provided herein; provided that if this Letter Agreement is terminated by the Company for any reason, (x) all future Annual Fees shall become immediately due and payable on the date of such termination (assuming that each future Annual Fee is equal to the Annual Fee due on the immediately preceding Annual Payment Date) and (y) the Exit Fee shall become immediately due and payable on the date of such termination.  The payment obligations of the Company pursuant to this Section 5 shall be effective without regard to the basis of the termination by the Company of this Letter Agreement.  This Section 5, Section 4 and Sections 8 through 12 of this Letter Agreement, together with Annex A, shall survive any termination of this Letter Agreement.

6.          Notwithstanding anything herein to the contrary and except to the extent that Colbeck or one or more of its affiliates have registered as a broker dealer, the Company acknowledges and understands that the consulting services provided by Colbeck are not intended to include and shall not include any services or activity, the provision of which by Colbeck could reasonably be expected to require Colbeck or any of its affiliates to register as a broker/dealer, investment adviser or other investment professional under applicable international, federal, state or local securities laws.

7.          In order to assist Colbeck in the provision of services hereunder, the Company agrees that (i) it shall make available to Colbeck, at Colbeck’s reasonable request, information that is reasonably necessary for Colbeck to provide the services described in Section 1 hereof, and (ii) Colbeck shall be entitled to rely upon the accuracy and completeness of all such information without independent verification.

8.          The Company acknowledges and agrees that any written or oral advice provided by Colbeck in connection with this engagement is exclusively for the information of the Board of Directors and senior management of the Company (and the Company’s auditors and advisors) and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent except (a) after providing written notice to Colbeck (unless such notice is prohibited by law), as required in any legal, judicial, administrative proceeding or as otherwise required by compulsory judicial process, applicable law or regulations or any court or governmental agency, and (b) to a court, tribunal or other applicable administrative agency or judicial authority in connection with the enforcement of the Company’s rights hereunder.

9.          Nothing in this Letter Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns (and third parties referenced in Annex A), any rights or remedies under or by reason of this Letter Agreement or as a result of the services to be rendered by Colbeck hereunder.  The Company acknowledges that Colbeck has been retained hereunder solely as a consultant to the Company and is engaged hereunder as an independent contractor with duties hereunder solely to the Company.  The Company further acknowledges that Colbeck is not acting as an agent of the Company or in a fiduciary capacity, whether pursuant to contract or otherwise, with respect to the Company or its shareholders, employees, creditors or any other third party and agrees that it shall not make, and hereby waives, any claim based on an assertion of such a fiduciary capacity.  The Company agrees that Colbeck is not assuming any duties or obligations other than those expressly set forth in this Letter Agreement.  The Company further acknowledges that Colbeck and its affiliates together have an existing relationship with the Company as agent and lender under the Company’s various credit facilities and as an equity holder of the Company, which may create potential and/or actual conflicts of interest between the Company and Colbeck (and such affiliates), which the Company hereby waives.

10.          The Company acknowledges that Colbeck may only assign any of its rights and obligations hereunder to one or more of its U.S. affiliates.  Any other assignment shall be null and void.  Colbeck will provide prompt written notice to the Company of any assignment hereunder.  This Letter Agreement shall be binding on the successors and permitted assigns of the Company.

11.          This Letter Agreement may not be amended or modified except in writing signed by each of the parties and shall be governed by and construed and enforced in accordance with the laws of the State of New York.  The Company and Colbeck hereby irrevocably and unconditionally consent to submit to the jurisdiction of the courts of the State of New York and of the United States District Courts located in the County of New York for any lawsuits, actions or other proceedings arising out of or relating to this Letter Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts.  The Company further agrees that service of any process, summons, notice or document by mail to the Company’s address set forth above shall be effective service of process for any such lawsuit, action or other proceeding brought against the Company in any such court.  The Company and Colbeck hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Letter Agreement in the courts of the State of New York or the United States District Courts located in the County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE SERVICES TO BE RENDERED BY COLBECK HEREUNDER IS EXPRESSLY AND IRREVOCABLY WAIVED.

12.          In connection with our engagement hereunder, the Company agrees to the provisions with respect to indemnity and other matters set forth in Annex A which is incorporated by reference into this Letter Agreement.

[signature pages follow]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this letter, which shall become a binding agreement upon our receipt.  We are delighted to accept this engagement and look forward to working with you on this assignment.

Very truly yours,

CB AGENT SERVICES LLC

By:	/s/ Morris Beyda
Name:	Morris Beyda
Title:	Partner & COO

[Signature Page to Consulting Letter]

CONFIRMED AND AGREED:

RIMINI STREET, INC.

By:	/s/ Seth Ravin
Name:	Seth Ravin
Title:	Chief Executive Officer

[Signature Page to Consulting Letter]

Annex A

In the event that Colbeck becomes involved in any action, proceeding or investigation brought by or against any person, including stockholders or creditors of the Company, in connection with or as a result of either our engagement or the services provided by us under this letter, the Company will reimburse Colbeck for its reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith within ten Business Days of the Company's receipt of written demand therefor; provided that the Company shall not have any obligation to reimburse Colbeck for any expenses resulting from or in connection with the gross negligence or willful misconduct of Colbeck.  The Company also will indemnify and hold Colbeck harmless against any and all actual out-of-pocket losses, claims, damages or liabilities to any such person in connection with or as a result of either our engagement or the services provided by us under this letter, except to the extent that any such loss, claim, damage or liability results from or is in connection with the gross negligence or willful misconduct of Colbeck.  If for any reason (other than the reasons stated above) the foregoing indemnification is unavailable to Colbeck or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by Colbeck as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and Colbeck on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and Colbeck with respect to such loss, claim, damage or liability and any other relevant equitable considerations.  The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of Colbeck and the partners, members, managers, directors, agents, employees and controlling persons (if any), as the case may be, of Colbeck and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Colbeck, any such affiliate and any such person.  The Company also agrees that neither Colbeck nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company in connection with or as a result of either our engagement the services provided by us under this letter, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or willful misconduct of Colbeck or any such other person.  Prior to entering into any agreement or arrangement with respect to, or effecting, any proposed sale, exchange, dividend or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions that does not directly or indirectly (by contract, operation of law or otherwise) provide for the assumption of the obligations of the Company set forth in this Annex A, the Company will notify Colbeck in writing thereof (if not previously so notified) and, if requested by Colbeck, shall arrange in connection therewith alternative means of providing for the obligations of the Company set forth in this paragraph, including the assumption of such obligations by another party, insurance, surety bonds or the creation of an escrow, in each case in an amount and upon terms and conditions reasonably satisfactory to Colbeck.